Exhibit 99.1

American Water Appoints Two New Independent Members to the
Board of Directors

CAMDEN, N.J., DECEMBER 8, 2022 – American Water Works Company, Inc. (NYSE: AWK) announced today that Laurie P. Havanec and Michael L. Marberry have been appointed independent members of the company's board of directors, effective Dec. 7, 2022.

"American Water is pleased to have Laurie and Michael join our board of directors," said Karl Kurz, Board Chair of American Water. "Laurie’s extensive experience with human resources and environmental, social, and governance (ESG) activities, coupled with Michael’s executive leadership and corporate strategy and business development background, will further strengthen our board. We look forward to working with both of them."

“We are honored to have these talented and successful individuals become part of American Water's board," said Susan Hardwick, President and CEO of American Water. "Laurie will provide our board with expertise across all human resources functions, including talent development, diversity, equity, and inclusion. Michael has deep experience in leading and growing a successful S&P 500 company. Both will add significant value to our company.”

Havanec has served as Executive Vice President and Chief People Officer of CVS Health Corporation since February 2021. Under her leadership, she developed the vision and strategy for a human resources function serving over 300,000 employees. Havanec also refreshed the company’s ESG strategy with a refined focus on sustainability and equity.

Prior to her current role, Havanec led human resources for Otis Worldwide Corporation and held leadership positions in human resources for United Technologies Corporation and Aetna. She earned a bachelor’s degree in business and marketing from the University of Connecticut and a Juris Doctor with honors from the University of Connecticut School of Law.

Marberry served as President and CEO and as a member of the board of directors of J.M. Huber Corporation from 2009 to 2022. Under Marberry’s leadership, Huber has been recognized as one of the most sustainable family enterprises in the world, having received the IMD-Pictet Sustainability in Family Business Award.

A Huber leader since 1997, Marberry first joined that company as its Vice President of Corporate Strategy and New Business Development. He also served as Huber’s Chief Financial Officer and President of its global Engineered Materials business.

Marberry earned a bachelor’s and a master’s degree in chemical engineering from the University of Kentucky and an MBA from the Tuck School of Business at Dartmouth College. He is also a National Association of Corporate Directors (NACD) Board Governance Fellow.

American Water’s board of directors now consists of 11 members.

About American Water
With a history dating back to 1886, American Water (NYSE: AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 24 states. American Water provides safe, clean, affordable, and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
(856) 955-4163
maureen.duffy@amwater.com

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